UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	December 14, 2011
INTELIMAX MEDIA INC.
(Exact name of registrant as specified in its charter)
British Columbia	000-53685	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2320 – 555 West Hastings Street, Vancouver, British Columbia		V6B 4N4
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(604) 742-1111
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Effective December 14, 2011, Intelimax Media Inc., (the “Company”) entered into a development services agreement with Arizona Bay, LLC (“Arizona Bay”), a California Limited Liability Company, for a term of one (1) year.  The Company retained Arizona Bay to perform consulting services by assisting the Company with software development enhancements and technology platform recommendations.  As compensation Arizona Bay will be paid a monthly retainer of $15,000, an hourly rate of $150 to its principal engineer(s) and an hourly rate of $120 to its senior engineer(s).  In addition, Arizona Bay will be reimbursed all pre-approved out-of-pocket expenses.

Pursuant to the terms, either party may terminate the agreement with a thirty (30) day written notice for any reason at any time, with or without cause.  Arizona Bay may terminate the agreement for non-payment charges, provided that Arizona Bay will present the Company with a written notice of breach of payment and will provide the Company thirty (30) days to cure the breach.

Item 5.07	Submission of Matters to a Vote of Shareholders

On December 16, 2011, we held an annual meeting of stockholders at the offices of our company’s counsel.

At the meeting, our stockholders approved the following:

Election of Directors

	FOR	AGAINST	WITHHELD
Michael Young	12,221,935 (99.88%)	15,000 (0.12%)	Nil
Richard Skujins	12,221,935 (99.88%)	15,000 (0.12%)	Nil
Glenn Little	12,121,935 (99.06%)	15,000 (0.12%)	100,000 (0.82%)

Appointment of Auditor

Saturna Group, Chartered Accountants LLP, were appointed as the independent auditors of our company to hold office until the close of the next annual general meeting.  (For:  12,121,935 or 99.06%) (Against:  15,000 or 0.12%) (Abstain:  100,000 or 0.82%)

2011 Stock Option Plan

The 2011 Option Plan was ratified to advance our company’s interests by encouraging equity participation in our company through the acquisition of common shares by employees and consultants.  (For:  12,120,835 or 99.05%) (Against:  115,000 or 0.94%) (Abstain:  1,100 or 0.009%)

Item 9.01	Financial Statements and Exhibits
10.1	Development Services Agreement with Arizona Bay, LLC dated December14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIMAX MEDIA INC.

/s/ Glenn Little
Glenn Little
President and Director

Date:  December 20, 2011